Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION
August 4, 2014	Carole Herbstreit
414-438-6882
carole_herbstreit@bradycorp.com

J. Michael Nauman Named Brady Corporation CEO

MILWAUKEE — Brady Corporation (NYSE: BRC), a world leader in identification solutions, today announced the appointment of J. Michael Nauman as President, Chief Executive Officer and Director, effective immediately.

“Michael Nauman is known and respected as a hands-on leader who thrives on attacking challenges, building customer relationships and driving product innovation,” said Conrad Goodkind, the Lead Independent Director of Brady’s Board. “His strong operational and financial background and experience in managing and growing diverse products and businesses throughout the world make him the ideal person to lead our business into the future.”

Goodkind noted that Thomas J. Felmer, who has served as Interim President and CEO since last October, will return to his previous position as Senior Vice President and Chief Financial Officer.

“On behalf of the Board, I want to thank Tom for his leadership as Interim CEO. Under his watch, Brady has seen an upturn in sales from continuing operations and organic sales growth, he managed the divestiture of our European and Asian die-cut businesses, and we were chosen by Airbus to provide flexible print-on-demand RFID integrated nameplates,” said Goodkind. “We are appreciative of Tom’s leadership and the Board looks forward to working with Michael, Tom and others in growing shareholder value.”

Nauman joins Brady after 20 years in a number of senior management positions at Lisle, Illinois-based Molex Incorporated. For the past five years, he was Molex’s Executive Vice President and President of the Global Integrated Products Division, where he led six global business units in the automotive, datacom, industrial, medical, military/aerospace and mobile markets. Under Nauman’s leadership, the Global Integrated Products Division grew to 12,000 employees at 26 locations in 13 countries with $1.2 billion in annual sales.

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“I have been a Brady customer for many years and have always been impressed with the quality of Brady’s products and services, as well as its history of innovation.  I was excited to learn about the opportunity at Brady,” said Nauman. “I’ve spent the past 20 years at a family controlled public company with Midwestern roots and values similar to Brady. Both companies share a global perspective and footprint and take great pride in their histories. I am both motivated and energized to be a part of the Brady family,” he added.

“Brady has a 100-year legacy of high quality, reliability and innovation. I will work to reinforce that culture and build on it to drive profitable growth and differentiate Brady from its competition. My goal is to make Brady even stronger and increase its industry leadership for the next hundred years,” said Nauman.

Nauman began his career as a tax accountant and auditor for Arthur Andersen and Company before serving as Controller and then President of Ohio Associated Enterprises, Inc. before joining Molex in 1994.

Nauman earned a Bachelor of Science in Management from Case Western Reserve University, is a Certified Public Accountant (CPA), a Chartered Global Management Accountant (CGMA) and holds three U.S. patents. He is a board member of the Arkansas Science & Technology Authority; Arkansas Science, Technology, Engineering and Math (STEM) Coalition; and Museum of Discovery.

About Brady Corporation

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin, and as of July 31, 2013, employed approximately 7,400 people in its worldwide businesses. Brady’s fiscal 2013 sales were approximately $1.15 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available at www.bradycorp.com.

Forward Looking Statements

Certain information in this news release constitutes “forward-looking statements.” These forward-looking statements relate to, among other things, statements concerning the consummation of the sale of the Die-Cut business and the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, all of which are based on current expectations and assumptions that are subject to risks and uncertainties.

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The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: Implementation of the Workplace Safety strategy; the length or severity of the current worldwide economic downturn or timing or strength of a subsequent recovery; future financial performance of major markets Brady serves, which include, without limitation, telecommunications, hard disk drive, manufacturing, electrical, construction, laboratory, education, governmental, public utility, computer, healthcare and transportation; future competition; changes in the supply of, or price for, parts and components; increased price pressure from suppliers and customers; Brady’s ability to retain significant contracts and customers; fluctuations in currency rates versus the U.S. dollar; risks associated with international operations; difficulties associated with exports; risks associated with obtaining governmental approvals and maintaining regulatory compliance; Brady’s ability to develop and successfully market new products; risks associated with identifying, completing, and integrating acquisitions; risks associated with divestitures and businesses held for sale; risks associated with restructuring plans; environmental, health and safety compliance costs and liabilities; risk associated with loss of key talent; risk associated with product liability claims; technology changes and potential security violations to the Company’s information technology systems; Brady’s ability to maintain compliance with its debt covenants; increase in our level of debt; potential write-offs of Brady’s substantial intangible assets; unforeseen tax consequences; risk, associated with our ownership structure; and numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2013.

These uncertainties may cause Brady’s actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

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